Exhibit 99.1

1111 South Arroyo Parkway 91105 PO Box 7084 Pasadena, California 91109-7084 1.626.578.3500 Fax 1.626.568.7144

Press Release

FOR IMMEDIATE RELEASE	July 25, 2011

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Earnings

for the Third Quarter of Fiscal 2011

PASADENA, CALIF — Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the third quarter of fiscal 2011 ended July 1, 2011.

Third Quarter Fiscal 2011 Highlights:

•	Net earnings for the quarter of $90.7 million;

•	Diluted EPS for the quarter of $0.71;

•	Net earnings for the nine months ended July 1, 2011 of $236.7 million;

•	Diluted EPS for the nine months ended July 1, 2011 of $1.86; and,

•	Backlog of $14.0 billion.

For the third quarter of fiscal 2011 ended July 1, 2011, Jacobs reported net earnings of $90.7 million, or $0.71 per diluted share, on revenues of $2.7 billion. This compares to net earnings of $19.0 million, or $0.15 per diluted share, on revenues of $2.5 billion for the third quarter of fiscal 2010 ended July 2, 2010. Included in the Company’s results of operations for the third quarter of fiscal 2010 is a charge recorded as a result of an unfavorable court judgment received relating to a waste incineration project in France performed for the SIVOM de Mulhousienne (the “SIVOM Judgment”). Excluding the effects of the SIVOM Judgment, net earnings and earnings per diluted share for the third quarter of fiscal 2010 were $79.3 million and $0.63, respectively.

For the nine months ended July 1, 2011, Jacobs reported net earnings of $236.7 million, or $1.86 per diluted share, on revenues of $7.7 billion. This compares to net earnings of $169.0 million, or $1.35 per diluted share, on revenues of $7.6 billion for nine months ended July 2, 2010. Excluding the effects of the SIVOM Judgment, net earnings and earnings per diluted share for the first three quarters of fiscal 2010 were $229.3 million and $1.83, respectively.

Jacobs also announced backlog totaling $14.0 billion at July 1, 2011, including a technical professional services component of $8.7 billion. This compares to total backlog and technical professional services backlog of $13.5 billion and $7.8 billion, respectively, at July 2, 2010.

Commenting on the results for the third quarter, Jacobs President and CEO Craig L. Martin stated, “Our performance for the quarter was good, particularly in controlling SG&A. Given our steady backlog and solid prospect list, our outlook remains positive.”

Commenting on the Company’s earnings outlook for the remainder of fiscal 2011, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “With our good third quarter results, we are maintaining our guidance for fiscal year 2011 in the range of $2.40 to $2.80 per share.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern Time on Tuesday, July 26, 2011, which they are webcasting live on the Internet at www.jacobs.com.

Jacobs is one of the world’s largest and most diverse providers of technical, professional, and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements, please refer to our 2010 Form 10-K, and in particular the discussions contained under Item 1 – Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended		Nine Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
Revenues	$2,744,178	$2,507,725	$7,658,369	$7,572,484
Costs and Expenses:
Direct costs of contracts	(2,331,466)	(2,235,537)	(6,525,438)	(6,587,906)
Selling, general, and administrative expenses	(273,332)	(227,105)	(761,917)	(704,010)

Operating Profit	139,380	45,083	371,014	280,568

Other (Expense) Income:
Interest income	1,317	1,974	3,390	3,608
Interest expense	(2,568)	(8,174)	(6,115)	(9,491)
Miscellaneous income (expense), net	3,172	(1,644)	3,216	(3,138)

Total other income (expense), net	1,921	(7,844)	491	(9,021)

Earnings Before Taxes	141,301	37,239	371,505	271,547

Income Tax Expense	(49,365)	(17,999)	(131,531)	(102,339)

Net Earnings of the Group	91,936	19,240	239,974	169,208
Net Income Attributable to Noncontrolling Interests	(1,260)	(197)	(3,225)	(228)

Net Earnings Attributable to Jacobs	$90,676	$19,043	$236,749	$168,980

Earnings Per Share (“EPS”):
Basic	$0.72	$0.15	$1.89	$1.36
Diluted	$0.71	$0.15	$1.86	$1.35

Weighted Average Shares Used to Calculate EPS:
Basic	125,903	124,328	125,438	123,959
Diluted	127,578	125,967	127,230	125,615

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Other Operational Information (in thousands):

	Three Months Ended		Nine Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
Revenues by Major Component:
Technical professional services	$1,593,516	$1,280,117	$4,289,543	$3,844,900
Field services	1,150,662	1,227,608	3,368,826	3,727,584

Total	$2,744,178	$2,507,725	$7,658,369	$7,572,484

Depreciation (pre-tax)	$14,242	$14,937	$42,650	$48,202

Amortization of Intangibles (pre-tax)	$10,934	$5,936	$26,493	$17,512

Pass-Through Costs Included in Revenues	$486,010	$705,600	$1,561,858	$2,154,547

Capital Expenditures (1)	$66,193	$17,857	$83,571	$41,229

(1)	Capital expenditures for the three and nine months ended July 1, 2011 include $49.1 million related to the purchase of a certain office building located in Houston, Texas and the associated equipment and furniture.

Selected Balance Sheet and Backlog Information (in thousands):

	July 1, 2011	July 2, 2010
Balance Sheet Information:
Cash and cash equivalents	$773,819	$941,680
Working capital	994,911	1,406,503
Total debt	551,198	94,127
Total Group stockholders’ equity	3,153,178	2,817,792

Backlog Information:
Technical professional services	$8,666,300	$7,793,200
Field services	5,335,600	5,662,500

Total	$14,001,900	$13,455,700